Exhibit 10.1

Agreement
for service operation of KDV500

of Waste2Oil GmbH in Hoyerswerda with

contracted between the

Waste 2 Oil GmbH
Industriestrasse 1
D – 02977 Hoyerswerda
Represented by CEO Stephan Retzlaff
(subsequent W2O)

and

Alphakat – Global Energy GmbH
Schulstrasse 8, Buttenheim, Germany.
Represented by CEO Asi Shalgi
(subsequent AKGE)

1.)	W2O is owner of the property Industriegelände E 1, Industriestrasse 1, D – 02977 Hoyerswerda with an area of approx. 1 km2, with several factory buildings and divers outbuildings. On this area the W2O is performing different test runs and the production plant of the KDV 500 unit.

2.)	W2O will provide services of plant operations and testing in Hoyerswerda to AKGE with at a time arranged utilization of the unit KDV 500.

3.)	W2O is operating the unit KDV 500 in Hoyerswerda and is responsible including all taxes by law and additional costs for hiring and paying the qualified workers.

4.)	The aim of W2O and AKGE is a continuous operating of the unit KDV 500. Hereby is a continuous operating of at least 72 hours every week aspired. It is planned to operate the unit KDV 500 for 5 days a week (Monday 6:00 am till Friday 18:00) apart from holidays.

5.)	Operating stops for emergency maintenance and/or due to equipment failures must be accepted. Prior scheduled maintenances have to be announced to AKGE. Scheduled and maintenance for improvements of the system the shut down of the KDV will be after 72 hours of operation unless agreed in writing before.

6.)	W2O will provide in the line with the statutory operations diary a daily report with the processed feedstock and the produced output. Furthermore AKGE gets inspection in the data’s of the SPS-controll system for the Operation time period. The data will include: quantity of waste and type, disesl produced, water produced, and ash.

7.)	The location has the authorization for processing 10t of feedstock per day. W2O will organize and decide the processing feedstock according to the agreed test protocol between the parties. The income from tipping fees will be partly taken to refinance the cost of AKGE.

8.)	W2O and AKGE will prepare working testing plan for two weeks twice a month.

9.)	The working plan will include times when we shall run the KDV to its full available output , and times to produce 10 tons per day at a rate of 500kg /hour for 20 hours a day.

10.)	W2O will be responsible every two weeks for having the fuel tested in order to determine its compliance with EN590 unless otherwise required by AKGEI. The costs for the analyzing of the output have to be paid separately. Cost is approximately 600 – 700 Euro for diesel EN590 and water and ash per test, Test emissions test is approximately 1000 Euros.

11.)	The aim is to produce a fuel with the parameters of the DIN EN 590 and to sell it as Diesel. All income from the sale of the product will be equally divided between W2O and AKGE.

12.)	AKGE will be able to bring visitors to the site at any time in accordance with W2O and an advance notice of 7 days. Global Energy will also be able to bring third parties to review the Unit’s operation and validate the input and output results. AKGE will be able to bring observer for the test for all the time.

13.)	AKGE knows that W2O next to the operation services to AKGE can perform test runs on their own invoice. Due to the sensitivity of the information related to the Unit’s operations, site visits by such third parties have to be announced to AKGE. Third parties must sign an execution of a non-disclosure agreement prior visiting the premises of W2O.

14.)	AKGE will pay W2O a monthly fee for covering the costs for operating the unit KDV 500 in shape of an allowance for services, as subsequent performed:

Cost of servises will be: 5,000 Euro per month paid at the bgining of the month, and 1,000 Euro per day of operation. Any day with an utillization of the unit KDV 500 is counted as an operation day (according to point 4 – Monday 6:00 am till Friday 18:00). VAT will be added as applicable by law. The daily paymetn will be done 3 days after the end of the month based on acctual days of operation.

15.)	AKGE will make payments to W2O on the 3 day of the current month

Waste 2 Oil GmbH
Bank:	Postbank Leipzig
BLZ:	860 100 90
Kto. Nr.:	76 257 900

16.)	This agreement starts five days after W2O anounced Global that the system is ready for operation with one turbine and high temprature pumps and is valid with the entry of the first payment 5000 Euro payment. The agreement is completed for 3 month.

17.)	If AKGE is arrears with payment more than 10 days, W2O has the right of termination as from now.

18.)	The termination of this agreement is for both parties with an cancellation notice of 2 weeks

19.)	AKGE has the right to cancel the agreement if the services will not provide for continues 2 weeks.

Hoyerswerda, 7.05.2009	8/5/09
/s/ Stephan Retzlaff	/s/ Asi Shalgi
Waste 2 Oil GmbH	AKGE
CEO Stephan Retzlaff	CEO Asi Shalgi